EXHIBIT 99.1

Coastal Bancshares Acquisition Corp.

9821 Katy Freeway, Suite 101

Houston, Texas 77024

(713) 722-7808

Dear Stockholder:

A merger agreement was executed on April 5, 2006 between Coastal Bancshares Acquisition Corp. (“Coastal”) and Intercontinental Bank Shares Corporation. Proxy materials will be mailed to you in the next few weeks for your consideration. Following the merger, Coastal stockholders will continue to hold the Coastal securities they currently own.

The Coastal board of directors believes that the proposed acquisition by Coastal of Intercontinental is in the best interests of Coastal and its stockholders for the following primary reasons:

•	From its three existing branches in San Antonio and its ability to make loans in Mexico, Intercontinental provides a solid platform for growth in the rapidly growing central Texas market.

•

San Antonio is a hub for international business with Mexico, where Intercontinental has been licensed to operate since 1984, facilitating cross-border business and financing the purchase of second homes in Mexico for U.S. citizens; San Antonio’s population grew 22.3% from 1990-2000 and is expected to grow by 15% from 2005 to 2040.

•

San Antonio is in close proximity to Austin, Texas, and plans include growth of the existing business into Austin, Texas, another rapidly growing Texas market; Austin’s population increased by 42% from 1994-2004.

•

The Bank’s size and Coastal’s cash available after the merger provides the opportunity to significantly increase the size of the operation through organic growth, branch expansion and/or possible acquisition of another bank.

•	The merger is non-dilutive to Coastal stockholders.

Given the above and other reasons more full set forth in the proxy, Coastal believes that a business combination with Intercontinental will provide Coastal stockholders with an opportunity to participate in the growth of an attractive banking franchise and the resulting increase in stockholder value.

Coastal Bancshares Acquisition Corporation

Letter to Shareholders

Page Two

Pursuant to Coastal’s certificate of incorporation, a holder of shares of Coastal’s common stock issued in its initial public offering may, if the stockholder votes against the merger demand that Coastal convert such shares into cash. If so demanded, Coastal will convert each share of common stock into a pro rata portion of the trust account in which a substantial portion of the net proceeds of Coastal’s initial public offering are held, plus all interest earned thereon. If 20% or more of the shares of common stock issued in the initial public offering vote against the merger and demand to exercise their conversion rights, the merger will not be consummated.

If you are considering a vote against the merger, and the conversion of your shares of Coastal common stock into cash, please contact Karen Smith of Advantage Proxy at (206) 870-8565 for further information and instructions.

In connection with the proposed transaction, Coastal has filed a preliminary proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by Coastal at the Securities and Exchange Commission’s web site at www.sec.gov. The proxy statement and such other documents may also be obtained for free by directing such request to Coastal’s proxy solicitor, Advantage Proxy, at (206) 870-8565.

Coastal and its directors and executive officers may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transaction. Information concerning the interests of Coastal’s participants in the solicitation is set forth in Coastal’s proxy statement.

Sincerely,

Cary M. Grossman Chairman The Board and Chief Executive Officer